Exhibit 99

                                        Aug. 28, 2001
     Media Contacts:

     Ameren:                            Detroit Edison:
     Susan Gallagher                    Lorie Kessler
     (314) 554-2175                     (313) 235-8807

     American Electric Power:           Dominion Virginia Power:
     David Hagelin                      Irene Cimino
     (614) 223-1938                     (804) 771-6115

     Commonwealth Edison:               FirstEnergy Corp.:
     Tabrina Davis                      Ellen Raines
     (312) 394-3500                     (330) 384-5808

     Consumers Energy:                  Illinois Power:
     Charles MacInnis                   Shirley Swarthout
     (517) 788-2396                     (217) 424-6400

     Dayton Power & Light:              NiSource Inc.:
     Greg Shields                       Bill Keegan
     (937) 258-4930                     (219) 647-6203

FERC FILINGS PAVE WAY FOR ALLIANCE REGIONAL TRANSMISSION ORGANIZATION TO BECOME AN INDEPENDENT FOR-PROFIT TRANSCO

     A business plan was filed yesterday with the Federal Energy Regulatory Commission (FERC) that paves the way for creation of a for-profit, separately chartered transmission company--Alliance Transco. If accepted by the FERC, this would allow for establishment of the Alliance Regional Transmission Organization (Alliance RTO) as an entirely independent entity. The plan calls for National Grid USA to become Managing Member of Alliance Transco. National Grid's assumption of the role of Managing Member is subject to issuance by the FERC of an order determining that National Grid is qualified as a non-market participant to be the Managing Member and subject to negotiation and execution of definitive documents. In Order No. 2000, the FERC called for the formation of regional transmission organizations to promote the creation of large electricity markets and to provide reliable, cost-efficient service to customers.

                                   -- more --

(2)

     Alliance RTO is expected to be a for-profit transmission-only company -- the first transmission organization of its kind in the United States to fulfill the FERC's enhanced transmission initiatives set forth in Order No. 2000.

     Eight of 10 Alliance Companies (the concurring Alliance Companies) have entered into a letter of intent with National Grid to negotiate definitive documents, through which National Grid would become the Managing Member of Alliance Transco. The concurring Alliance Companies include Ameren Corporation, American Electric Power, Commonwealth Edison, Consumers Energy/Michigan Electric Transmission Company, Dayton Power & Light, FirstEnergy, Illinois Power and Northern Indiana Public Service Company.

     As part of the business plan filed with the FERC, Commonwealth Edison Company (ComEd) issued to the Alliance Companies a non-binding declaration of intent to divest transmission facilities to Alliance Transco with a gross book value exceeding $1 billion. The Alliance Companies previously agreed that in order for Alliance Transco to be formed, declarations of intent to divest transmission facilities with a gross book value of over $1 billion must be delivered and approved by the Alliance Companies. ComEd's declaration satisfies this condition.

     "The filing made today firmly establishes the basis for launching Alliance Transco as a for-profit company, with a significant transmission asset base achievable possibly within a year after start-up. These filings also are consistent with the FERC's recent rulings that each regional transmission organization establish an independent structure," said Stan Szwed, chairman of the Alliance Companies' Management Committee and FirstEnergy vice president responsible for transmission. "The concurring Alliance Companies strongly support the petition of National Grid to be our Managing Member. National Grid has an excellent track record for managing transmission assets effectively and in a way that is responsive to ensuring reliable delivery of energy."

                                   -- more --

(3)

     It is anticipated that Alliance Transco will begin operations on Dec. 15, 2001. Regional transmission organizations are charged with ensuring that the networks of high voltage transmission are efficient and reliable and treat fairly the many competing market participants using them to move wholesale and retail power. An RTO exercises functional control over the electric transmission system within a region and provides transmission services to support competitive power markets.

     The FERC has substantially approved the Alliance RTO through a series of orders and in its latest order on July 12, required the Alliance Companies to file by Aug. 27, 2001, a business plan detailing their plans for achieving independence. The filing satisfies that obligation.

     The Alliance Companies consist of Ameren Corporation (NYSE: AEE), American Electric Power (NYSE: AEP), Commonwealth Edison (NYSE: EXC), Consumers Energy/Michigan Electric Transmission Company (NYSE: CMS); Dayton Power & Light (NYSE: DPL), Detroit Edison/International Transmission Company (NYSE: DTE), Dominion Virginia Power (NYSE: D), FirstEnergy (NYSE: FE), Illinois Power (NYSE:
DYN) and Northern Indiana Public Service Company - a subsidiary of NiSource Inc. (NYSE:NI). The Alliance Companies operate in 11 states, stretching from Missouri to Virginia, with approximately 57,100 miles of transmission lines, serving approximately 41 million customers.

     National Grid USA is a wholly owned subsidiary of National Grid Group plc (LSE:NGG and NYSE:NGG), an international, UK-based company that is a world leader in the management of electricity delivery systems and the development of telecommunications networks. National Grid Group's annual revenues exceed $5 billion ((pound)3.1 billion).

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